AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT
THIS AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT (this “Loan Agreement”) is made and entered into as of September 5, 2023 by and between CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation (the “Borrower”), and PINNACLE BANK, a Tennessee banking corporation (the “Lender”).
RECITALS:
A.Borrower and Lender are party to the Prior Loan Agreement, as defined herein.
B.Borrower and Lender desire to amend and restate the Prior Loan Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Borrower and the Lender agree as follows:
ARTICLE I
LOAN
I.1Loan.
(a)Loan. Subject to the Conditions Precedent and the other terms and conditions contained in this Agreement and in the other Loan Documents, and in reliance upon the representations, warranties and covenants in this Agreement and the other Loan Documents, Lender agrees to make Advances to Borrower on a revolving credit basis up to $20,000,000.00 from time to time until the Maturity Date, as evidenced by and pursuant to the Note.
(b)Advances. The Borrower shall comply with the terms of Section 1.3 herein and this Agreement concerning the procedure to follow when requesting an Advance under the Note.
I.2Interest. Interest shall accrue on all amounts advanced under the Note at the Applicable Rate, as described within the Note, except that interest shall accrue at the Default Rate following the occurrence of an Event of Default (regardless of whether notice thereof has been given to Borrower).
I.3Borrowing Procedures for the Loan. The Borrower shall give the Lender written notice requesting an Advance (or telephonic notice promptly confirmed in writing), substantially in the form and substance acceptable to Lender (a “Notice of Revolving Borrowing”), prior to 11:00 a.m. (Nashville Time) on the requested date of each Advance. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Advance, and (ii) the date of such Advance (which shall be a Business Day). If such request is received prior to 11:00 a.m. (Nashville Time), Lender shall use its best efforts to fund an Advance on the same day. Borrower acknowledges that Lender may be delayed in funding an Advance because of the need to confirm the dollar-for-dollar collateralization requirements.
I.4Use of Proceeds. Proceeds of the Note shall be used for working capital and general corporate purposes.
I.5Payments to Lender’s Office; Right of Offset. Each payment under the Note shall be made to Lender at Lender’s office for the account of Lender in United States currency on the date such payment is due. Lender may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of Borrower with Lender (excluding any accounts held in Borrower’s name as a trustee or fiduciary). Lender shall promptly notify Borrower of any such setoff, but Lender’s failure to give such notice shall not affect the validity thereof.

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I.6Fees.
(a)Commitment Fee. The Borrower shall pay to the Lender a commitment fee related to the loan evidenced by the Note in the amount equal to $20,000.00.
(b)Non-Use Fee. On each March 31st, June 30th, September 30th, and December 31st until and including the Maturity Date, the Borrower shall pay to Lender a fee equal to twenty-five (25) basis points of the average unused availability under the Note during the preceding calendar quarter, such fee to be prorated for any partial quarter; provided that if the principal amount of the Note is increased, then the twenty-five (25) basis points non-use fee shall be calculated to include the unused portion of the increased principal amount. The non-use fee shall be calculated within fifteen (15) days of each quarter end and shall be immediately paid by Borrower upon notice of such amount.
I.7Increase of Availability Under Note. The Borrower, from time to time, may request in writing that the Lender increase the principal amount available under the Note by an aggregate principal amount of up to an additional $5,000,000.00; provided that the Lender in the exercise of its sole and absolute discretion shall determine whether it will or will not fund any requested increase. In connection with any request by the Borrower for an increase, the following shall apply:
(a)each approved increase must be in a minimum amount of not less than $1,000,000.00;
(b)no request for an increase shall be delivered to Lender less than ninety (90) days prior to the Maturity Date;
(c)the Borrower’s request to the Lender for an increase shall be made in writing at least thirty (30) Business Days prior to the date the Borrower desires the requested increase to be funded and in connection with any such written request the Borrower shall submit:
(i)the purpose for the increase,
(ii)Borrower’s calculations, including pro-forma calculations, establishing to Lender’s satisfaction that none of the financial covenants set forth in this Agreement have been violated, nor will such be violated immediately after any approved funding, and
(iii)Borrower’s certification that all representations and warranties contained in the Loan Documents are true and correct as of the date of the request, and that no Default or Events of Default exists or is threatened.
In the event the Lender elects to fund any requested increase, Borrower shall:
(w)cause the Lender to receive, at Borrower’s expense, satisfactory evidence that the lien and security interest against the Collateral remains a first-priority perfected security interest in favor of Lender, subject to no encumbrance objectionable to Lender;
(x)cause the Lender to receive all loan documentation required by Lender to evidence the increase;
(y)pay to Lender all costs and expenses incurred by Lender in connection with the increase, including, without limitation, indebtedness tax, UCC filing costs, and reasonable attorney fees; and
(z)pay to Lender a commitment fee in an amount determined by Lender at the time of said increase.

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I.8Usury. The parties to this Agreement intend to conform strictly to applicable usury laws as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America and the State of Tennessee), then, in that event, notwithstanding anything to the contrary in any Loan Document, Borrower and Lender agree as follows: (a) the aggregate of all consideration that constitutes interest under applicable law which is contracted for, charged or received under any of the Loan Documents or otherwise in connection with the Indebtedness, shall under no circumstance exceed the amount collectible at the maximum lawful rate of interest permitted by applicable law, and any excess shall be credited on the Indebtedness by the holder thereof (or, if the Indebtedness shall have been paid in full, refunded to Borrower); and (b) if the maturity of the Indebtedness is accelerated by reason of an election of the holder resulting from any Event of Default or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount of interest permitted by applicable law, and excess interest, if any, for which this Agreement provides, or otherwise, shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited against the Indebtedness (or, if the Indebtedness shall have been paid in full, refunded to Borrower).
I.9General Interest Provisions.
(a)    Interest Computation. Notwithstanding anything to the contrary herein or in any other Loan Document, all interest under the Note shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest under the Note shall be computed on a daily basis based upon the outstanding principal amount of the Note as of the applicable date of determination. The Benchmark shall be determined by the Lender, and such determination shall be conclusive absent manifest error.
(b)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
I.10Benchmark Replacement Settings.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Note shall be deemed amended to replace the then-current Benchmark with the Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Lender notifies the Borrower of such Benchmark Replacement; provided, however, that no replacement of a Benchmark with a Benchmark Replacement pursuant to this item (a) will occur prior to the applicable Benchmark Transition Start Date.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party.
(c)    Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to item (d) below. Any determination, decision or election that may be made by the Lender pursuant to this section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or

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non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party, except, in each case, as expressly required herein or in another Loan Document.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Lender may modify any concept or definition of “interest period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Applicable Rate” and/or any concept or definition of “interest period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

ARTICLE II
COLLATERAL AND GUARANTIES
II.1Collateral.
(a)The Obligations shall be secured by a first-priority, perfected security interest in all of the presently existing and hereafter acquired assets of the Borrower and all Guarantors, including, without limitation, their respective accounts, accounts receivable, payments, furniture, equipment, inventory, machinery, general intangibles (including Equity Interests), chattel paper, instruments, documents, contract rights, choses in action, corporate or other business records, marketable securities, stock and other securities, brokerage accounts, depository accounts, cash, cash equivalents, intellectual property rights, trademarks, copyrights, patents, patent applications, trade secrets, goodwill, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, tort claims, and proceeds arising out of or in connection with the foregoing all as evidenced by security agreements, UCC financing statements, and any other documentation, all as evidenced by, and described in more detail in, the Security Documents.
(b)The Obligations shall be secured by all Property hereafter pledged and delivered to Lender to secure the Obligations, and all Property in which any Person has granted or hereafter grants Lender a lien or security interest to secure the Obligations.
II.2Guaranties. The Obligations shall be jointly and severally guaranteed by the Guarantors.
II.3Cross-Collateralization. Any and all Collateral described in Section 2.1 above shall stand as security and collateral for all Obligations of the Borrower and Guarantors to Lender, whether incurred pursuant to the terms of the Loan Documents or otherwise, and whether presently existing or hereafter incurred. This cross-collateralization provision is a material factor in Lender’s willingness to enter into this Agreement and to extend credit hereunder.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce Lender to enter this Agreement and extend credit under this Agreement, Borrower covenants, represents, and warrants to Lender that as of the date hereof and as of the Closing Date:
III.1Existence and Qualification. Borrower is a corporation, legally existing and in good standing under the laws of the State of Tennessee and is duly qualified to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect. All Guarantors are duly existing and validly formed in the state of their formation, and all Guarantors are duly qualified to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect.
III.2Power and Authorization. The Borrower and the Guarantors are duly authorized and empowered to execute, deliver, and perform under all Loan Documents to which each is a party, in accordance with their respective organizational documents.
III.3Binding Obligations. This Agreement is, and the Note and other Loan Documents to which each is a party when executed and delivered in accordance with this Agreement will be, legal, valid and binding upon and against the Borrower and the Guarantors, as applicable, and their respective Properties, enforceable in accordance with their respective terms, subject to no defense, counterclaim, set-off, or objection of any kind.
III.4No Legal Bar or Resultant Lien. The execution, delivery and performance of the Loan Documents by the Borrower and each Guarantor does not constitute a default under, and will not violate any provisions of the organizational documents of the Borrower or any Guarantor or any contract, agreement, law, regulation, order, injunction, judgment, decree, or writ to which the Borrower or any Guarantor is subject, nor result in the creation or imposition of any lien upon any Properties of Borrower or any Guarantor, other than those contemplated by the Loan Documents.
III.5No Consent. The execution, delivery, and performance of the Loan Documents by the Borrower and each Guarantor does not require the consent or approval of any other Person, if the failure to obtain the same would have a Material Adverse Effect.
III.6Financial Condition. The audited consolidated financial statements of the Borrower and each Guarantor for the fiscal year ended December 31, 2022, were prepared in accordance with GAAP, consistently applied, and such financial statements present fairly the financial condition of the Borrower and each Guarantor, as applicable, as of the date or dates and for the period or periods stated therein, subject to finalizing adjustments determined not to be material. No Material Adverse Change has occurred since the date of such financial statements.
III.7Litigation. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Guarantor that involves the possibility of any judgment or liability not fully covered by insurance and that may have a Material Adverse Effect on the business or the Properties of the Borrower or any Guarantor or their respective ability to carry on their respective business as now conducted.
III.8Taxes; Governmental Charges. The Borrower and each Guarantor have filed or caused to be filed all tax returns and reports required to be filed. The Borrower and each Guarantor have paid all due and payable taxes, assessments, fees, and other governmental charges levied upon them or upon any of their respective Properties or income including interest and penalties. Borrower and each Guarantor have made all required withholding deposits.
III.9Title, Etc. Borrower and each Guarantor have good title to the Collateral, free and clear of all liens except those securing the Indebtedness and Permitted Liens. Neither the Borrower nor any of the Guarantors own any real property.

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III.10Intellectual Property. Except to the extent that a failure to do so will not have a Material Adverse Effect, the Borrower and each Guarantor possess or have the right to use all trademarks, service marks, copyrights, trade names, patents, licenses, and other intellectual property, and rights therein, as are necessary for the conduct of its business as now conducted and presently proposed to be conducted, without conflict with the rights or claimed rights of others.
III.11No Default. Except to the extent that the same will not have a Material Adverse Effect, neither the Borrower nor any Guarantor is in default in any respect that affects its business, Properties, operations, or condition, financial or otherwise, under any indenture, mortgage, deed of trust, credit agreement, note, agreement, or other instrument to which the Borrower and any Guarantor is a party or by which it or their Properties are bound. Neither the Borrower nor any Guarantor is in violation of its organizational documents.
III.12Casualties; Taking of Properties, Etc. Neither the business nor the Properties of the Borrower and any Guarantor have been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property, cancellation of contracts, permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy in such a way as to have a Material Adverse Effect.
III.13Compliance with Laws, Etc. Except to the extent the same will not have a Material Adverse Effect, neither the Borrower nor any Guarantor is in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which the Borrower or any Guarantor or any of their respective Properties is subject, including without limitation any Environmental Law. Neither the Borrower nor any Guarantor has failed to obtain any material license, permit, franchise, or other governmental authorization necessary to the ownership of any of their respective Properties or to the conduct of their respective business.
III.14ERISA. The Borrower and all Guarantors are in compliance in all material respects with the applicable provisions of ERISA. Neither the Borrower nor any Guarantor has incurred any material “accumulated funding deficiency” within the meaning of ERISA, and has not incurred any material liability to PBGC in connection with any Plan.
III.15Trade Names. Neither the Borrower nor any Guarantor uses any trade names (and have not used any since the date of their respective formation).
III.16Subsidiaries. The only Subsidiaries of the Borrower is the Guarantor and Cumberland Emerging Technologies, Inc.
III.17Loans to Others. Neither the Borrower nor any Guarantor has made a loan to any board member, shareholder, officer, employee, or any other Person.
III.18Leases and/or Warehouse Agreements. The locations at which the Borrower and/or any Guarantor maintain any portion of the Collateral are described on Schedule 3.18 hereof. Schedule 3.18 also identifies all leases and/or storage agreements related to such locations.
ARTICLE IV
CONDITIONS PRECEDENT
IV.1Initial Conditions. Lender’s obligation to enter into this Agreement is subject to the Conditions Precedent that Lender shall have received (or agreed in writing to waive or defer receipt of) all of the following, each duly executed, dated and delivered as of the Closing Date, in form and substance satisfactory to Lender and its counsel:
(a)Loan Documents. The Note and this Agreement, each duly executed by the Borrower;

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(b)Resolutions. Certified copy of resolution of the applicable governing body of the Borrower authorizing the execution, delivery, and performance of this Agreement and the Note, along with any additional documents executed in connection therewith;
(c)Certificate of Existence. A certificate of existence regarding the Borrower and all Guarantors certified by the Secretary of State of the formation of such Borrower and/or Guarantors, containing no facts objectionable to Lender, together with appropriate certificates of authorization to do business in the State of Tennessee and any other states in which the Borrower or any Guarantor is required to qualify to do business;
(d)UCC-11 Reports. UCC-11 reports for Borrower and each Guarantor from the secretary of state of their state of organization;
(e)Insurance. Evidence that all insurance required by Lender under this Agreement and any other Loan Document is in place and effective (including, without limitation, any required flood insurance); and
(f)Other. Such other documents as Lender may reasonably request.
IV.2All Advances. After the Closing Date, Lender’s obligation to make Advances under the Note is subject to the following additional Conditions Precedent, which must be satisfied each time an Advance is requested:
(a)Representations. The representations of the Borrower contained in Article III shall be true and correct as of the date of the requested Advance, except as to (i) representations and warranties expressly made as of a specified date, which shall remain true and correct as of such specified date, and (ii) changes occurring after the Closing Date caused by transactions permitted under the Loan Agreement;
(b)Material Adverse Event. No Material Adverse Event has occurred and is continuing; and
(c)No Default. No Default or Event of Default has occurred and continues to exist.
ARTICLE V
AFFIRMATIVE COVENANTS
Borrower covenants that, during the term of this Agreement (including any extensions hereof) and until all Indebtedness shall have been finally paid in full and all Indebtedness shall have been fully discharged, unless Lender shall otherwise first consent in writing, the Borrower shall:
V.1Financial Statements and Reports. Promptly furnish to Lender:
(a)Annual Reports. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year end of the Borrower, cause the Lender to receive the annual audited consolidated financial statements of the Borrower, certified by BDO USA or another independent registered public accounting firm approved by Lender in its reasonable discretion, which financial statements set forth the balance sheet, related statements of income, and cash flows as at the end of such year, all prepared in accordance with GAAP;
(b)Quarterly Reports. As soon as available and in any event within forty-five (45) days of each quarter end, cause to be delivered to Lender the company prepared consolidated financial statements of the Borrower, setting forth the balance sheet of the Borrower and the related statements of income, and cash flows as of the end of such quarter, all prepared in accordance with GAAP and certified by the Borrower’s chief financial officer as being true and accurate;

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(c)Compliance Certificate. As soon as available, and in any event within forty-five (45) days of the last day of the end of each fiscal quarter, the Borrower shall deliver to Lender a Compliance Certificate evidencing Borrower’s compliance or noncompliance with the financial covenant(s) set forth herein;
(d)Rule 10b5-1 Trading Plan. As soon as available and in any event within fifteen (15) days of each quarter end, cause to be delivered to Lender (i) copies of its Rule 10b5-1 trading plan, and (ii) a summary of any repurchase or redemption during the prior fiscal quarter outside the parameters of any applicable Rule 10b5-1 trading plan.
(e)Other Information. Promptly upon its becoming available, deliver such other material information about Borrower, the Guarantors, the Collateral, or the Indebtedness as Lender may reasonably request from time to time.
V.2Taxes and Other Liens. Pay and discharge, and cause each Guarantor to pay and discharge, prior to delinquency, all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income or Property as well as all claims of any kind (including claims for labor, materials, supplies, and rent) which, if unpaid, might become a Lien upon any or all of its Property; provided, however, that neither the Borrower nor any Guarantor shall be required to pay any such tax, assessment, charge, levy, or claim if the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted, no Lien attaches to any of the Property of Borrower and/or any Guarantor or Borrower or any Guarantor, as applicable, has established reserves therefor adequate under GAAP.
V.3Maintenance. Maintain, and cause each Guarantor to maintain, their respective organizational existence, name, rights, and franchises.
V.4Further Assurances. Promptly cure, and cause each Guarantor to cure, any defects in the creation, issuance, and delivery of the Loan Documents to which it is a party. Borrower at its expense promptly will execute and deliver, and cause each Guarantor to execute and deliver, to Lender upon request all other and further documents, agreements, and instruments reasonably required in order to comply with or accomplish the covenants and agreements of the Borrower and all Guarantors in the Loan Documents, or to evidence further and to describe more fully any Collateral intended as security for the Indebtedness or to correct any omissions in the Loan Documents, or to state more fully the Indebtedness and agreements set out in any of the Loan Documents, or to perfect, protect, or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices or to obtain any consents as may be reasonably necessary or appropriate in connection therewith.
V.5Accounts and Records. Keep books of record and account, and cause each Guarantor to keep books of record and account, in which full, true, and correct entries will be made of all dealings or transactions in accordance with GAAP, except only for changes in accounting principles or practices with which Borrower’s certified public accountants concur and which changes have been reported to Lender in writing and with an explanation thereof.
V.6Notice of Certain Events. Promptly give to Lender, if Borrower learns of the occurrence of any of the following events, notice of (a) any event that constitutes a Default or an Event of Default, together with a detailed statement by a responsible officer of the Borrower of the steps being taken as a result thereof; or (b) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture, or other evidence of Debt of the Borrower and/or any Guarantor or of any security (as defined under the Securities Act of 1933, as amended) of the Borrower and/or any Guarantor with respect to a claimed default, together with a detailed statement by a responsible officer of the Borrower and/or any Guarantor specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower and/or any Guarantor is taking or proposes to take with respect thereto; or (c) any legal, judicial, or regulatory proceedings affecting the Borrower or any Guarantor in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a Material Adverse Effect; or (d) any dispute between the Borrower or any Guarantor and any governmental or regulatory authority or any other person, entity, or agency which,

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if adversely determined, would have a Material Adverse Effect; or (e) a change to the position of Chief Executive Officer of the Borrower at least 30 days prior to the effective date of such change; or (f) any Material Adverse Change, either individually or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs, or circumstances of the Borrower from those reflected in the financial statements of the Borrower delivered to Lender pursuant to this Agreement or from the facts warranted or represented in any Loan Document.
V.7Compliance with Laws. Observe and comply, and cause each Guarantor to observe and comply, (to the extent necessary so that any failure will not have a Material Adverse Effect) with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, and requirements of all federal, state, county, municipal, and other governments, including without limitation all Environmental Laws.
V.8ERISA Information and Compliance. Except to the extent that a failure to do so will not have a Material Adverse Effect, comply, and cause each Guarantor to comply, with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which the Borrower or any Guarantor is a party or is otherwise subject. The Borrower and any Guarantor shall provide Lender with notice of any “reportable event” or “prohibited transaction” or the imposition of a “withdrawal liability” within the meaning of ERISA.
V.9Insurance. Obtain and maintain in full force and effective the following:
(a)Hazard insurance, including, without limitation, coverage for fire, vandalism, malicious mischief, earthquake, and windstorm damage, which insurance: (i) must be issued by an insurance company reasonably acceptable to Lender and licensed to transact business in Tennessee, (ii) must contain a standard mortgagee clause designating the Lender, its successors and assigns, as additional insured, and (iii) must contain provisions for written notice to Lender at least thirty (30) days prior to any cancellation, termination, or modification thereof or of any coverage, provided that if such cancellation or termination is due to non-payment of premiums, the time period for such notice may not be less than ten (10) days;
(b)Public liability insurance issued by an insurance company acceptable to Lender in such amounts and containing such terms as acceptable to Lender, naming Lender as an additional insured; and
(c)All such other insurance as required by the provisions of any other Loan Documents.
ARTICLE VI
NEGATIVE COVENANTS
The Borrower covenants and agrees that, during the term of this Agreement and until all Indebtedness shall have been finally paid in full and all Indebtedness shall have been fully discharged, unless Lender shall otherwise first consent in writing, Borrower will not, nor will Borrower permit any Guarantor, either directly or indirectly:
VI.1Nature of Business. Suffer or permit any Material Adverse Change to be made in the character of the business it or any Guarantor engages in as of the Closing Date.
VI.2Mergers, Etc. Merge or consolidate, or allow any Guarantor to merge or consolidate, with or into any other Person except through a permitted Acquisition and unless the Borrower or such Guarantor is the surviving entity.
VI.3Proceeds of Loan. Permit the proceeds of the Loan to be used for any purpose other than those permitted under this Agreement.
VI.4Change in Control. Permit any Change in Control of Borrower or any Guarantor.

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VI.5Notice of Additional Debt. Incur or permit any of the Guarantors to incur any additional Debt without Lender’s prior written consent with the exception of unsecured borrowings, purchase money loans, and capital lease obligations less than $2,000,000 in the aggregate for the Borrower and the Guarantors combined in any fiscal year; provided that, prior to any such additional Debt, Borrower shall provide evidence satisfactory to Lender, in form and substance, that no Event of Default will occur or shall be threatened as a result of the incurrence of such additional Debt.
VI.6Liens. Voluntarily or involuntarily permit, or allow any Guarantor to permit, any lien or encumbrance to attach to its assets excluding liens in favor of Lender and Liens securing any purchase money Debt permitted under Section 6.5 above.
VI.7Maximum Funded Debt Ratio. Permit the Funded Debt Ratio of Borrower, as calculated on a rolling four quarter basis for Borrower and its Subsidiaries and measured as of each March 31st, June 30th, September 30th and December 31st, to exceed 2.50 to 1.00.
VI.8Subsidiaries. Create or acquire any Subsidiary except through a permitted Acquisition; provided that if the Lender, in its discretion, consents to the creation or acquisition of any Subsidiary, then such approved Subsidiary shall be required to execute and provide such documentation as required by Lender to become a Guarantor hereunder and to grant a first perfected security interest in favor of Lender in all of its assets to secure repayment by Borrower of all Indebtedness.
VI.9Loans, Advances to Others, Etc. Take, or permit any Guarantor to take, any of the following actions: (a) extend a loan to any Person, or (b) make an investment in any Person other than in a Subsidiary that becomes a Guarantor and that grants a first perfected security interest in its assets in favor of Lender; provided, however, that Cumberland Emerging Technologies Inc. is not required to become a Guarantor or grant any such security interest in favor of Lender.
VI.10Sale of Assets. Sell or transfer any assets to any Person (i) outside the ordinary course of business or (ii) in excess of $100,000 in the aggregate in any fiscal year.
VI.11Dividends and Repurchase or Redemption of Stock. Borrower shall not be permitted to pay dividends or to repurchase or redeem shares of its stock or that of any Subsidiary except as follows: (i) Borrower may pay dividends and/or repurchase or redeem such stock in an aggregate amount not to exceed $4,000,000 from September 5, 2023 to the Maturity Date; and (ii) shares net settled for restricted share vesting up to $300,000 annually shall not count towards the limitation set forth in item (i).
VI.12Acquisition. Borrower may not make any Acquisition, unless: (a) no Default or Event of Default under the Note has occurred or is threatened, and (b) prior to any such Acquisition, Borrower delivers to Lender a pro forma “Post-Acquisition” calculation of the financial covenants, which pro-forma calculation shall establish to Lender’s satisfaction that the Acquisition shall not cause the required financial covenants to be violated.
VI.13Change in Business. Engage in any business in which Borrower and any Guarantor is not currently engaged, except for complimentary lines of business approved in writing by Lender.
VI.14Cumberland Emerging Technologies, Inc. Extend a loan or downstream monies in excess of $100,000.00 in the aggregate to Cumberland Emerging Technologies, Inc. without the express prior written consent of Lender.
ARTICLE VII
EVENTS OF DEFAULT
VII.1Events of Default. Any of the following events shall be considered an Event of Default (and shall be considered a Default pending the passage of time, giving of notice or other condition specified below):

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(a)Principal and Interest Payments. Borrower fails to pay any amount due hereunder, under the Note (including without limitation principal and interest payments) or any other Loan Document within ten (10) days of the applicable due date; provided, however, no grace period shall be permitted for the final payment of principal and interest due on any applicable maturity date; or
(b)Representations and Warranties. Any representation, warranty, statement (including financial statements), certification or data made or furnished by or on behalf of the Borrower or any Guarantor in connection with this Agreement or any other Loan Document is incorrect in any material respect as of the date as of which the facts therein set forth were stated or certified; or
(c)Obligations. The Borrower or any Guarantor fails to perform any of the promises, covenants or obligations contained in or required by this Agreement, the Note, or any other Loan Document within ten (10) days of Borrower’s or Guarantor’s, as applicable, receipt of written notice of such failure; provided no notice and cure period shall be applicable to a violation of Section 5.3, Section 5.6, Section 5.9, and Article VI; or
(d)Involuntary Bankruptcy or Receivership Proceedings. Any of the following events or conditions occurs with respect to the Borrower or any Guarantor and is not dismissed within sixty (60) days: (i) a receiver, custodian, liquidator, or trustee of itself or of any of its respective Property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or (ii) any of its Property is sequestered by court order; or (iii) a petition is filed against it under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect; or
(e)Voluntary Petitions. Borrower or any Guarantor files (or takes formal company action authorizing the filing of) a voluntary bankruptcy petition or other petition to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction or consents to the filing of any such petition against it under any such law; or
(f)Assignments for Benefit of Creditors, Etc. Borrower or any Guarantor makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of itself or of all or any part of its Property; or
(g)Cross-Default on Other Debt or Security. Subject to any applicable grace period or waiver prior to any due date, (i) Borrower or any Guarantor fails to make any payment due on any of its Debt, in excess of $250,000.00, and (ii) any trustee or any holder of such Debt accelerates all of such debt so as to become due prior to its stated maturity or its regularly scheduled dates of payment; or
(h)Undischarged Judgments. Any court or other governmental authority renders judgment against the Borrower or any Guarantor for the payment of money in excess of $250,000, payment of which is not fully covered by valid collectible insurance or for which execution is not stayed by bond or otherwise; or
(i)Default Under Loan Documents. A default shall occur under any other Loan Document; or
(j)Change in Control. A Change in Control of the Borrower or any Guarantor occurs; or
(k)Material Adverse Change. A reasonable determination by Lender that a Material Adverse Change in the business or financial condition of the Borrower or any Guarantor has

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occurred, or that a Material Adverse Change has occurred in the value of the Collateral, or that any other circumstance or event has created a Material Adverse Change; or
(l)Cessation of Business, Etc. The liquidation of the Borrower or any Guarantor, or the termination or suspension of business of the Borrower or any Guarantor; or
(m)Sale of Assets. The sale of all or substantially all of the assets of the Borrower or any Guarantor other than in the ordinary course of business; or
(n)Defaults to Lender. Borrower or any Guarantor defaults to Lender in the performance under any indebtedness or Debt owed to Lender; or
(o)Fraud. The Borrower or any Guarantor commits fraud.
VII.2Remedies. Upon the occurrence of an Event of Default, Lender may declare the entire principal amount of all Indebtedness then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which the Borrower hereby expressly waives, and, at Lender’s sole discretion and option, all obligations of Lender under this Agreement shall immediately cease and terminate unless and until Lender shall reinstate such obligations in writing. Such acceleration and cessation of Lender’s obligations shall occur automatically, without any declaration by Lender or any notice, upon the occurrence of an Event of Default under Section 7.1(d), (e) or (f). Upon the occurrence of any Event of Default, Lender may also exercise all rights against any of the Collateral described in the Security Documents or afforded a creditor under applicable law, and/or bring an action to protect or enforce its rights under the Loan Documents or seek to collect the Indebtedness by any lawful means. All remedies provided in this Agreement or in any other Loan Documents shall be cumulative, in addition to all other remedies available to Lender under the principles of law and equity or pursuant to any other body of law, statutory or otherwise, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
VII.3Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, Lender is authorized, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any and all of the Indebtedness, irrespective of whether or not Lender shall have accelerated the Indebtedness or made any demand under this Agreement or the Note and although such obligations may be unmatured.
VII.4Default. Upon the occurrence of a Default, the Lender, at its option and without liability to the Borrower or to any other Person, may cease funding Advances under the Note until such time as the Default is cured.
VII.5Liquidity Cure. For a five (5) day period after the occurrence of an Event of Default under Section 6.7. hereof (such Event of Default being deemed to have occurred on the date on which the Compliance Certificate for such period is required to be delivered pursuant to Section 5.1(c) hereof), Borrower may cure such Event of Default by paying down the Loan in an amount that would have resulted in compliance with Section 6.7 as of the date of measurement. From September 5, 2023 to the Maturity Date, Borrower may not exercise the Liquidity Cure provided hereunder more than two (2) times.

ARTICLE VIII
GENERAL PROVISIONS
VIII.1Notices. All notices, requests, demands, directions and other communications (collectively “Notices”) required under this Agreement shall be in writing and shall be sent by hand, by registered or certified mail return receipt requested or by overnight courier service maintaining records of

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receipt, in all cases with charges prepaid. Any such properly given notice shall be effective upon the earlier of receipt or (a) the date delivered by hand, or (b) the third Business Day after being mailed, or (c) the following Business Day if sent by overnight courier service. All notices shall be sent to the applicable party at its address (or facsimile number) set forth below or in accordance with the last written direction from such party to the other party hereto:
Borrower:    Cumberland Pharmaceuticals Inc.
Attn: Chief Financial Officer
1500 West End Avenue
Suite 1300
Nashville, TN 37203-7003
Lender:    Pinnacle Bank
150 3rd Avenue South, Suite 900
Nashville, TN 37201
Attn: Mark D. Mattson, Senior Vice President
VIII.2Invalidity. If any one or more of the provisions contained in any Loan Document for any reason shall be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document.
VIII.3Term of This Agreement. This Agreement shall be binding on the Borrower as long as any portion of the Indebtedness remains outstanding or Lender has any obligations to make Advances hereunder, except that each Borrower’s representations, warranties, and indemnity agreements shall survive the payment in full of the Indebtedness and the termination of this Agreement.
VIII.4Successors and Assigns. No Borrower shall assign its rights or delegate its duties under this Agreement or any other Loan Document. All covenants and agreements made by or on behalf of the Borrower in any Loan Document shall bind such Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and permitted assigns.
VIII.5Participation. Lender shall have the right to enter into one or more participation or syndication agreements with one or more participating lenders approved by Lender on such terms and conditions as Lender shall deem advisable.
VIII.6Waivers. As provided in T.C.A. Section 47-50-112, no custom, conduct, action or course of dealing on the part of Lender, its officers, employees, consultants, or agents, nor any failure or delay by Lender with respect to exercising any right, power, or privilege of Lender under the Note, this Agreement, or any other Loan Document shall operate as a waiver thereof, except as otherwise provided in this Agreement. Lender may from time to time waive any requirement hereof, including any of the Conditions Precedent, but no waiver shall be effective unless in writing and signed by Lender. The execution by Lender of any waiver shall not obligate Lender to grant any further, similar, or other waivers.
VIII.7Amendments. This Agreement may not be modified or amended except in writing signed by the Borrower and Lender.
VIII.8Governing Law. This Agreement, the Note, and the other Loan Documents constitute a contract made under, and shall be construed in accordance with and governed by, the laws of the State of Tennessee.
VIII.9No Fiduciary Relationship. Nothing contained herein or in any related document shall be deemed to create any partnership, joint venture or other fiduciary relationship between Lender and the Borrower for any purpose.
VIII.10Nature of Commitment. Lender’s obligation to make Advances shall be deemed to be pursuant to a contract to make a loan or to extend debt financing or financial accommodations to or for

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the benefit of the Borrower within the meaning of Sections 365(c)(2) and 365(e)(2)(B) of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.
VIII.11Governance; Exhibits. The terms of this Agreement shall govern if determined to be in conflict with the terms or provisions in any other Loan Document. The exhibits attached to this Agreement are incorporated in this Agreement and shall be considered a part of this Agreement except that in the event of any conflict between an exhibit and this Agreement or another Loan Document, the provisions of this Agreement or the Loan Document, as the case may be, shall prevail over the exhibit.
VIII.12Time of Essence. Time is of the essence with regard to each and every provision of this Agreement.
VIII.13Costs, Expenses, and Taxes. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of Lender (including the reasonable fees and out-of-pocket expenses of Lender’s attorneys, paralegals, accountants, auditors, and consultants) incurred by Lender in connection with the preparation, execution, delivery, administration, interpretation, amendment, waiver or enforcement of this Agreement or the other Loan Documents, or in the protection of Lender’s rights under the Loan Documents (including any suit for declaratory judgment or interpretation of the provisions hereof and any bankruptcy, insolvency or condemnation proceedings involving the Borrower, its Property, and/or any Collateral); provided that with regard to litigation costs, the Lender shall be entitled to recover such costs only in the event that it is the prevailing party. Notwithstanding the foregoing, the Lender agrees to pay indebtedness taxes under Tennessee Code Annotated Section 67-4-409 due upon the recordation of its financing statements. Upon Lender’s request, the Borrower shall promptly reimburse Lender for all amounts expended, advanced, or incurred by Lender in endeavoring to satisfy any obligation of any Borrower under this Agreement or any other Loan Documents, or to perfect a Lien in favor of Lender, or to protect the Properties or business of any Borrower or to collect the Indebtedness, or to enforce or protect the rights of Lender under this Agreement or any other Loan Document, including all court costs, attorney’s and paralegal’s fees, fees of auditors and accountants, and investigation expenses reasonably incurred by Lender in connection with any such matters, and all such amounts shall bear interest at the Default Rate until paid in full. All obligations under this Section shall be part of the Indebtedness and shall survive any termination of this Agreement.
VIII.14Counterparts. This Agreement may be executed in any number of counterparts or counterpart signature pages (by facsimile transmission or otherwise), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
VIII.15Distribution of Information. The Borrower hereby authorizes Lender, as Lender may elect in its sole discretion, to discuss with and furnish to any affiliate of Lender, to any government or self-regulatory agency with jurisdiction over Lender, or to any participant or prospective participant, all financial statements, audit reports and other information pertaining to the Borrower whether such information was provided by the Borrower or prepared or obtained by Lender or third parties. Neither Lender nor any of its employees, officers, directors or agents make any representation or warranty regarding any audit reports or other analyses of the Borrower which Lender may elect to distribute, whether such information was provided by the Borrower or prepared or obtained by Lender or third parties, nor shall Lender or any of its employees, officers, directors or agents be liable to any Person receiving a copy of such reports or analyses for any inaccuracy or omission contained in such reports or analyses or relating thereto.
VIII.16Jurisdiction; Venue; Service of Process. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS LOCATED IN DAVIDSON COUNTY, TENNESSEE, INCLUDING WITHOUT LIMITATION FEDERAL COURTS SITTING IN THE MIDDLE DISTRICT OF TENNESSEE AND THE CHANCERY COURT FOR DAVIDSON COUNTY, TENNESSEE, FOR ANY SUIT BROUGHT OR ACTION COMMENCED IN CONNECTION WITH THIS AGREEMENT, ANY OF THE INDEBTEDNESS OR OBLIGATIONS, ANY COLLATERAL, OR ANY RELATIONSHIP BETWEEN LENDER AND THE BORROWER, AND AGREES NOT TO CONTEST OR CHALLENGE VENUE IN ANY SUCH COURTS.

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VIII.17Jury Waiver. THE BORROWER HEREBY KNOWINGLY, WILLINGLY AND IRREVOCABLY WAIVES ITS RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OF THE INDEBTEDNESS OR OBLIGATIONS, ANY COLLATERAL, OR ANY RELATIONSHIP BETWEEN LENDER AND THE BORROWER. THE BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS SECTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
VIII.18Waiver of Certain Damages. IN ANY ACTION TO ENFORCE THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS UNDER THE LAWS OF ANY STATE TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES.
VIII.19Entire Agreement. This Agreement represents the entire agreement between the parties hereto except for such other agreements set forth in the Loan Documents, superseding any and all other agreements, promises or representations existing prior to or made simultaneously with this Agreement. Any oral statements regarding the subject matter of this Agreement are merged herein.
ARTICLE IX
DEFINITIONS AND USAGE
IX.1Defined Terms. In addition to other words and terms defined in the preamble hereof or elsewhere in this Agreement, the following terms shall have the following meanings herein, unless the context expressly requires otherwise:
“Acquisition” means a stock purchase transaction and/or an asset purchase transaction of an entity engaged in the same or substantially the same business as the Borrower or which is engaged in a complimentary business to that of Borrower.
“Advance” means any advance or other extension of credit made by Lender to Borrower under the Note.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, firm or corporation whether through the ownership of voting securities, by contract or otherwise.
“Applicable Rate” means, for any day, Term SOFR (or, if applicable, the Benchmark Replacement) for a one-month tenor in effect on such day plus 2.75%. Any change in Term SOFR or the Benchmark Replacement shall be effective from and including the effective date of such change in Term SOFR or the Benchmark Replacement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to the Term Note or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.
“Bank Product Obligations” means all obligations and other liabilities of Borrower to the Lender or any affiliate of Lender in respect of any of the following services provided to Borrower by such Lender or affiliate of Lender: (a) any treasury or other cash management services, including (1) deposit account, (2) automated clearing house (ACH) origination and other funds transfer, (3) depository (including cash vault and check deposit), (4) zero balance accounts and sweep, (5) return items

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processing, (6) controlled disbursement, (7) positive pay, (8) lockbox, (9) account reconciliation and information reporting, (10) payable outsourcing, (11) payroll processing, and (12) trade finance services; and (b) card services, including (1) credit card (including purchasing card and commercial card), (2) prepaid card, including payroll, stored value and gift cards, (3) merchant services processing, and (4) debt service card services.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to the provisions of the Term Note.
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Lender and approved by the Borrower (which approval shall not be unreasonably withheld, conditioned or delayed) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment. For the purposes hereof, any Benchmark Replacement in no event shall ever be less than 1.00%.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
    For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component) that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
    For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Tennessee.
“Change in Control” means:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries (excluding Cumberland Emerging Technologies Inc.), and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

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(b)    during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all collateral securing or intended to secure the Indebtedness, as described in Article II hereof.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.
“Conditions Precedent” means those matters or events that by the terms of the Loan Documents must be completed or must occur or exist before Lender would become obligated to fund any Advance, including, without limitation, those matters described in Article IV hereof.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Rate Change Date” or any similar or analogous definition (or the addition of a concept of an “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of the Term Note).
“Debt” means all of a Person’s obligations, contingent or otherwise, that would be classified on its balance sheet as its liabilities in accordance with GAAP, including, in any event and without limitation, (a) liabilities secured by any mortgage, pledge or lien existing on Property owned by such Person, whether or not the liability secured thereby has assumed by such Person; (b) all indebtedness and other similar monetary obligations of such Person; (c) all guaranties, obligations in respect of letters of credit, endorsements (other than endorsements of negotiable instruments for purposes of collection in the ordinary course of business), obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of Debt of others and other contingent obligations in respect of, or to purchase, or otherwise acquire, or advance funds for the purchase of, Debt of others; (d) all obligations of such Person to indemnify another Person to the extent of the amount of indemnity, if any, that would be payable by such Person at the time of determination; (e) the principal portion of all obligations of such Person under capital leases (specifically excluding obligations under operating leases), (f) all obligations of such Person to purchase or repurchase any accounts, instruments, chattel paper or general intangibles, and (g) all Rate Management Obligations (excluding Excluded Rate Management Obligations).

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“Default” means the occurrence of any of the events specified in Section 7.1 hereof, even though any requirement for notice or lapse of time or other condition precedent has not been satisfied.
“Default Rate” means the rate otherwise applicable under the Note plus 400 basis points per annum.
“Dollar” and “$” mean the lawful money of the United State of America.
“EBITDA” means (a) Net Income Attributable to Borrower’s Shareholders, plus (b) to the extent deducted in determining Net Income Attributable to Borrower’s Shareholders, and without duplication, the sum of (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash compensation expense, (vi) the non-cash cost of products sold associated with the Vibativ Acquisition provided that the inventory was acquired on the acquisition date, (vii) the non-cash cost of products sold associated with the Sancuso Acquisition provided that the inventory was acquired on the acquisition date, and (viii) as reasonably agreed to by Lender, any additional one-time non-cash adjustments as reported by the Borrower on the Borrower’s quarterly Reconciliation of Net Income (Loss) Attributable to Common Shareholders to Adjusted Earnings (Loss). Through measurement date September 30, 2024, items (vi) and (vii) above shall not exceed thirty percent (30.0%) of EBITDA; and commencing on measurement date December 31, 2024 and continuing for each measurement date thereafter, items (vi) and (vii) above shall not exceed twenty percent (20.0%) of EBITDA. For purposes of calculating EBITDA, EBITDA shall only include EBITDA arising from a permitted Acquisition (pursuant to the provisions of Section 6.12 hereof) if Lender is provided with a quality of earnings report related to any such Acquisition reasonably acceptable to Lender.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any hazardous material.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“Event of Default” means the occurrence of any of the events specified in Section 7.1 hereof, provided that any requirement in Section 7.1 for notice or lapse of time or other condition precedent has been satisfied.
“Excluded Rate Management Obligation” means, with respect to any guarantor of a Rate Management Obligation, including the grant of a security interest to secure the guaranty of such Rate Management Obligation, any Rate Management Obligation if, and to the extent that, such Rate Management Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Rate Management Obligation. If a Rate Management Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Rate Management Obligation that is attributable to swaps for which such Rate Management Obligation or security interest is or becomes illegal.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

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“Funded Debt” means (1) all obligations for money borrowed, (2) all obligations evidenced by a bond, indenture, note, letter of credit or similar instrument, (3) all obligations under capital leases (excluding lease of office space), and (4) all other obligations upon which interest charges are customarily paid.
“Funded Debt Ratio” means the ratio of (i) Funded Debt less the amount of Unrestricted Cash in excess of $7,500,000, to (ii) EBITDA, as determined at the end of each fiscal quarter on a rolling four (4) quarter basis.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Guarantors” means each of Cumberland Pharma Sales Corp., and any permitted future Subsidiary of the Borrower and/or any Guarantor, but shall exclude Cumberland Emerging Technologies Inc.
“Guaranty” means a guaranty agreement executed by each Guarantor in form and substance acceptable to Lender whereby each Guarantor agrees, among other things, to guarantee repayment of the Indebtedness to Lender.
“Indebtedness” means any and all amounts and liabilities of any nature owing or to be owing by Borrower to Lender from time to time in respect of the Loan, whether now existing or hereafter incurred.
“Interest Expense” means interest expense (including without limitation the interest component of any payments in respect of capital leases capitalized or expensed during such period) determined for such fiscal quarter and the prior three fiscal quarters.
“Interest Rate Change Date" means September 5, 2023 and each succeeding first (1st) day of a calendar month commencing on October 1, 2023, or, at Lender's option while a Benchmark Replacement is in effect, such other dates as are determined by Lender to be appropriate to reflect the tenor of the Benchmark Replacement.
“Lender’s Office” means the office of Lender located at the address set forth in Section 8.1 hereof, as modified from time to time.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract, and including, without limitation, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale, trust receipt or a lease, consignment, or bailment for security purposes. The term “Lien” includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting any Property. For the purposes of this Agreement, the Borrower shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
“Loan” means the revolving credit facility described in Section 1.1 hereof.
“Loan Documents” means, collectively, all of the agreements, documents, papers and certificates executed, furnished or delivered in connection with this Agreement (whether before, at, or after the Closing Date) or at any time evidencing or securing any of the Indebtedness, including, without limitation, this Agreement, the Note, the Security Documents, the Guaranties, any Rate Management Agreement, and all other documents, certificates, reports, and instruments that this Agreement requires or that were executed or delivered (or both) at Lender’s request.
“Material Adverse Effect” or “Material Adverse Change” means, as applicable, a material adverse effect on, or material adverse change in, (a) the business, operations or financial condition of the Borrower and/or the Guarantors, (b) the value of the Collateral, (c) the ability of the Borrower or any

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Guarantor to perform its Obligations, as applicable, under any of the Loan Documents, or (D) Lender’s ability to enforce the rights and remedies granted under this Agreement or any of the other Loan Documents, in all cases whether attributable to a single circumstance or event or an aggregation of circumstances or events.
“Maturity Date” means October 1, 2026.
“Net Income Attributable to Borrowers Shareholders” means for any period, the net income (or loss) of a Person for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, and (iii) any income (or loss) of any Person accrued prior to the date it becomes a subsidiary or is merged into or consolidated with such Person on the date that such Person’s assets are acquired.
“Non-Cash Compensation Expense” means non-cash compensation applicable to employees and non-employees of Borrower, as reflected in a line item depicted on Borrower’s financial statements and calculated in substantially the same manner as calculated historically, provided that, in no event shall the amount of Non-Cash Compensation Expense used in the calculation of EBITDA exceed in any period of determination an amount equal to $2,000,000.00.
“Note” means that certain $20,000,000 Amended and Restated Revolving Credit Note of even date herewith issued by Borrower to the order of Lender, as such may be amended and/or restated from time to time.
“Notice of Revolving Borrowing” means a notice provided by Borrower to Lender pursuant to Section 1.3 herein.
“Obligations” means all of the Indebtedness and all of Borrower’s and Guarantors’ undertakings in the Loan Documents including, but not limited to, all agreements, representations, warranties, and covenants, and specifically including any Rate Management Obligations (excluding any Excluded Rate Management Obligation) and Bank Product Obligations.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Liens” shall mean (a) liens for taxes incurred in the ordinary course of business not yet due and payable, (b) liens in favor of mechanics, workmen and materialmen and statutory construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet due or that are being contested in good faith or to which adequate reserves exist on the financial statements of the Debtor, and (c) rights reserved to or vested in any governmental or regulatory authority to control or regulate any real property or interests therein in any manner, and all laws, statutes, rules, regulations, ordinances and other pronouncements of any governmental or regulatory authority.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government, or any agency or political subdivision thereof, or any other form of entity.
“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower and covered by Title IV of ERISA or to which Section 412 of the Code applies.
“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

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“Prior Loan Agreement” means that certain Revolving Credit Loan Agreement dated as of July 31, 2017 between Borrower and Lender, as most recently amended by that certain Ninth Amendment to Revolving Credit Loan Agreement dated as of September 29, 2022.
“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Lender, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time, and shall include but not be limited to the Rate Management Agreement and all schedules, confirmations and documents confirming transactions thereunder.
“Rate Management Obligations” means any and all obligations of Borrower to Lender or any Affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, or evidenced (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement. Rate Management Obligations shall specifically include any obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Sancuso Acquisition” means Borrower’s purchase of certain assets related to the manufacture, marketing and sale of the proprietary oncology-supportive care medicine, Sancuso, from Kyowa Kirin, Inc.
“Security Agreements” means each Security Agreement executed by the Borrower and the Guarantors in favor of Lender of even date herewith, as such may be amended and/or restated from time to time.
“Security Documents” means any and all instruments creating, evidencing or providing security at any time for the Obligations, including, without limitation, the Security Agreements, Stock Pledge Agreement, and all UCC financing statements filed in conjunction therewith.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Stock Pledge Agreement” means that certain Stock Pledge Agreement entered into by the Borrower in favor of Lender of even date herewith, as such may be amended, together with all stock powers and Regulation U forms, as may be applicable.
“Subsidiary” means, at the time as of which any determination is being made, any corporation, partnership, or other entity of which more than fifty percent (50%) of the issued and outstanding voting securities is owned or controlled, directly or indirectly, by any Person.

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“Term SOFR” means, for any day on or after the then most recent Interest Rate Change Date, the Term SOFR Reference Rate for a tenor of one month determined on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such Interest Rate Change Date, as such rate is published by the Term SOFR Administrator on such Periodic Term SOFR Determination Day; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. For the purposes hereof, Term SOFR in no event shall ever be less than 1.00%.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“UCC” means the Uniform Commercial Code as adopted in the State of Tennessee.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Cash” means, on any date of determination, the aggregate amount of all cash of the Borrower and its Subsidiaries held with Lender, not subject to any Lien or restriction (except for Liens or restrictions in favor of, or imposed by, Lender).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Vibativ Acquisition” means Borrower’s purchase of certain assets related to the manufacture, marketing and sale of the proprietary antibiotic, Vibativ from Theravance Biopharma Ireland Limited and Theravance Biopharma US, Inc.
IX.2Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP consistent with those in effect at the Closing Date.
IX.3General Construction; Captions. All definitions and other terms used in this Agreement are equally applicable to the singular and plural forms thereof, and all references to any gender include all other genders. The captions in this Agreement are for convenience only, and in no way limit or amplify the provisions hereof.
IX.4UCC Terms. Terms used in this Agreement that are defined in the UCC shall have the same meanings herein, except as otherwise expressly provided or amplified (but not limited) herein.
IX.5References to Documents and Laws. All defined terms and references in this Agreement with respect to any agreements, notes, instruments, certificates or other documents shall be deemed to refer to such documents and to any amendments, modifications, renewals, extensions, replacements, restatements, substitutions and supplements of and to such documents. Unless otherwise provided, all

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references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations.
9.6    Amendment and Restatement of Prior Agreement. This Agreement amends and restates, in its entirety, the Prior Loan Agreement, and the Obligations outstanding thereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed (i) to be a repayment or novation of the Obligations, nor (ii) to release or otherwise adversely affect the Collateral or any rights of the Lender against the Guarantor. Any reference to the Prior Loan Agreement in any other Loan Document shall on a going forward basis refer to this Agreement, as such may be amended and/or restated from time to time.

[signatures commence on next page]

4877-8544-3701.5

ENTERED INTO as of the date first written above.

BORROWER:
                    CUMBERLAND PHARMACEUTICALS INC.

By:        /s/A. J. Kazimi
                        A.J. Kazimi,
Chief Executive Officer

                    LENDER:

                    PINNACLE BANK

By:        /s/ Mark D. Mattson
                        Mark D. Mattson,
Senior Vice President

[Signature Page to Amended and Restated Loan Agreement;
Guarantor Acknowledgment follows]

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GUARANTOR ACKNOWLEDGEMENT

The undersigned Guarantor joins in the execution of this Agreement to acknowledge and agree that the Guaranty and the Security Agreement (collectively, the “Guaranty Documents”), each dated as of July 31, 2017, remain in full force and effect and all obligations evidenced thereby continue to be binding upon Guarantor, subject to no defense, counterclaim, or objection. The Guarantor further agrees and acknowledges that any reference to the Prior Loan Agreement contained within the Guaranty Documents shall be replaced with reference to this Agreement, as such may be amended and/or restated from time to time.

CUMBERLAND PHARMACEUTICALS INC.

By:       /s/ A. J. Kazimi
                        A.J. Kazimi,
President

4877-8544-3701.5

SCHEDULE 3.18
COLLATERAL LOCATIONS, LEASES,
AND STORAGE AGREEMENTS

Cardinal Health SPS
501 Mason Road, Ste 200, LaVergne , TN 37086

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EXHIBIT A
COMPLIANCE CERTIFICATE
QUARTERLY COMPLIANCE CERTIFICATE
Date:    As of the Quarter End:
To:    Pinnacle Bank (“Pinnacle”)
This certificate, which is duly signed by a senior officer of the Borrower certifies that:
a)    Borrower is/is not in full compliance with all loan agreements, promissory notes and other loan documents between Borrower and Pinnacle. If not in compliance, summarize below or on a separate attached page.
b)    The attached covenant calculations are/are not accurate and are/are not calculated in accordance with the loan agreements. If the response is negative, the following financial covenant violation(s) exist(s). If not in compliance, summarize below or on a separate attached page.
Summarization of violations or other:
Cumberland Pharmaceuticals Inc.
By:
Title:

[Financial Covenant Compliance Certificate follows]

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FINANCIAL COVENANT COMPLIANCE CERTIFICATE
Calculation Date: _______________
Funded Debt Ratio.
•    Funded Debt, less the amount of
    Unrestricted Cash in excess of $7,500,000
    (Numerator)    $
Divided By
•    EBITDA
•    Net Income Attributable to Borrowers
    Shareholders    $
•    Plus: Interest Expense    $
•    Plus: Income Tax Expense    $
•    Plus: Depreciation Expense    $
•    Plus: Amortization Expense    $
•    Plus: Non-Cash Compensation Expense    $
•    Plus: non-cash cost of products sold    $_______________
    Associated with the Vibativ Acquisition
    provided that the inventory was acquired
     on the acquisition date (subject to caps
     set forth in the Loan Agreement)

• Plus: non-cash cost of products sold    $_______________
     associated with the Sancuso Acquisition
provided that the inventory was acquired
     on the acquisition date (subject to caps
     set forth in the Loan Agreement)

• Plus: any additional one-time non-cash     $_______________
    adjustments as reported by Borrower on
    Borrower’s quarterly Reconciliation of
Net Income (Loss) Attributable to Common
Shareholders to Adjusted Earnings (Loss).

•Equals: EBITDA (Denominator)    $
Ratio of Numerator to Denominator (Funded Debt Ratio):
Calculation shall not exceed 2.50 to 1.00, all as calculated on a rolling four quarter basis

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